EXHIBIT 10.1

AMENDMENT NO. 1 TO
SYNNEX CORPORATION
2020 STOCK INCENTIVE PLAN

In accordance with Section 21(b) of the SYNNEX Corporation 2020 Stock Incentive Plan (the “Plan”), the Plan is hereby amended as follows, effective as of the effective date of the Plan:

1.	Section 7(l) is hereby amended in its entirety as follows:
“7(l)	Buyout Provisions.

Except with respect to an Option whose Exercise Price exceeds the Fair Market Value of the Shares subject to the Option, the Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.”

2.	Section 9(h) is hereby amended in its entirety as follows:
“9(h)	Buyout Provisions.

Except with respect to a SAR whose Exercise Price exceeds the Fair Market Value of the Shares subject to the SAR, the Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents a SAR previously granted or (b) authorize an Optionee to elect to cash out a SAR previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.”

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To record the amendment of the Plan, SYNNEX Corporation has executed this document this 5th day of March, 2020.

SYNNEX CORPORATION
By:	/s/ Simon Y. Leung
Title:	General Counsel and Corporate Secretary